Exhibit 28 (j)(41) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees of Federated Money Market Obligations Trust:

We consent to the use of our reports dated September 23, 2019, with respect to the financial statements of Federated Government Obligations Fund, Federated Government Obligations Tax-Managed Fund, Federated Prime Cash Obligations Fund, Federated Institutional Prime Obligations Fund, Federated Institutional Prime Value Obligations Fund, and Federated Treasury Obligations Fund, six portfolios of the Money Market Obligations Trust, as of July 31, 2019, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm” in the statements of additional information.

/s/ KPMG LLP

Boston, Massachusetts

September 23, 2019